EXHIBIT 10.2

ANNEXURE 1 - CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is effective as of April 18, 2011, by and between Mr. Mark Lotter (“Employee”) and SciClone Pharmaceuticals Hong Kong Limited (the “Company”).

RECITALS

A. Under the employment agreement between the Company and Employee dated April 18, 2011 (to which this Agreement has been annexed to) and including any subsequent amendments thereto (the “Employment Agreement”), Employee will serve as the Chief Executive Officer of NovaMed Pharmaceutical Trading (Shanghai) Co. Ltd. and SciClone Pharmaceuticals (China) Limited and will perform significant strategic and management responsibilities necessary to the continued conduct of the Company’s business and operations.

B. The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility or occurrence of a Change in Control (as defined below) of the Company.

C. The Board believes that it is imperative to provide Employee with certain ex-gratia benefits upon Employee’s termination of employment following a Change in Control that will provide Employee with enhanced financial security and provide sufficient incentive and encouragement to Employee to remain with the Company following a Change in Control.

AGREEMENT

Employee and the Company agree as set forth below:

1. Limitation On Compensation On Termination Following A Change in Control. If Employee’s employment with the Company terminates following a Change in Control, but on or before the first anniversary of the Change in Control, Employee will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

2. Ex-Gratia Benefits Upon Termination following a Change in Control. Subject to the limitations set forth in Sections 3 and 4 below, if Employee’s employment with the Company terminates following a Change in Control but on or before the first anniversary of such Change in Control, then Employee will be entitled to receive, in addition to the compensation and benefits earned by Employee through the date of his termination, ex-gratia benefits as follows:

(a) Termination by Involuntary Termination. If Employee’s employment with the Company is terminated as a result of Involuntary Termination, then Employee will be entitled to receive the following ex-gratia benefits:

(i) Employee will be entitled to receive an ex-gratia payment in an amount equal to the sum of (A) one hundred ten percent (110%) of his annual China salary and HK salary (as each such term is defined in his Employment Agreement) as in effect at the time of such termination. Any ex-gratia payment to which Employee is entitled pursuant to this section will be paid in a lump sum, less applicable withholding, within thirty (30) days following Employee’s termination, subject to the provisions of Section 2(a)(vi) hereof. The Company shall assist the Employee with withholding and paying any income tax due in the People’s Republic of China (“PRC”) on such ex-gratia payment.

(ii) Employee will be entitled to receive a separation bonus equal to fifty percent (50%) of the average of the Employee’s annual performance bonus paid for the two (2) most recent fiscal years for which bonuses have been paid prior to the termination date. The Company shall assist the Employee with withholding and paying any income tax due in the PRC on such bonus.

(iii) With respect to any unvested options to purchase shares of stock of SciClone Pharmaceuticals, Inc., a Delaware corporation (“US Parent”) held by Employee which options are (A) subject to time-based vesting based upon the Employee’s length of continued service with the Company and (B) subject to vesting based upon the achievement of Company performance metrics, Employee will immediately become vested in full at the time of such termination. Employee shall be solely responsible for any withholding and payment of any income tax due worldwide as a result of Employee’s option exercises.

(iv) The exercise period for any unexercised portion of all nonstatutory stock options held by Employee as at the date of such Involuntary Termination will be extended to be twelve (12) months after the date of such Involuntary Termination.

(v) The Company will continue to pay any premiums resulting from the provision of insurance to the Employee in accordance with clause 5.4 of the Employment Agreement until the earlier of (A) the one year anniversary of Employee’s Involuntary Termination, or (B) the date on which Employee commences New Employment.

(vi) To the extent, if any, required in order to avoid the imposition of additional tax on Employee or the Company, the payments set forth in Sections 2(a)(i) and 2(a)(ii) hereof will not commence, and the accelerated vesting as to options provided under Section 2(a)(iii) hereof, will not be effective until the date occurring six months after the date of Involuntary Termination.

(b) Voluntary Resignation; Termination For Cause. If Employee’s employment terminates by reason of Employee’s voluntary resignation (but not as a result of an Involuntary Termination) or as a result of Employee’s termination for Cause, then Employee will not be entitled to receive any ex-gratia pay or benefits under this Agreement.

(c) Disability; Death. If the Company terminates Employee’s employment as a result of Employee’s Disability, or death, then Employee will not be entitled to receive any ex-gratia pay or benefits under this Agreement.

3. Release of Claims; Resignation. Employee’s entitlement to any ex-gratia pay or benefits under Section 2(a) is conditioned upon Employee’s execution and delivery to the Company of (a) a general release of known and unknown claims in the form attached hereto as Schedule A and (b) a resignation from all of Employee’s positions with the Company, including from the Board of Directors and any committees thereof on which Employee serves, in a form satisfactory to the Company.

4. Parachute Payments. In the event that any payment or benefit received or to be received by Employee pursuant to this Agreement or otherwise (collectively, the “Payments”) would result in a “parachute payment” as described in section 280G of the Internal Revenue Code of 1986, as amended, notwithstanding the other provisions of this Agreement, the amount of such Payments will not exceed the amount which produces the greatest after-tax benefit to Employee. For purposes of the foregoing, the greatest after-tax benefit will be determined within thirty (30) days of the occurrence of such payment to Employee, in Employee’s sole and absolute discretion. If no such determination is made by Employee within thirty (30) days of the occurrence of such payment, the Company will promptly make such determination in a fair and equitable manner.

5. Consulting Services. During the three (3) months following any Involuntary Termination for which Employee receives the ex-gratia pay and benefits described in Section 2(a) hereof, Employee will be retained by the Company as an independent contractor to provide consulting services to the Company at its request for up to five (5) hours per week. These services will include any reasonable requests for information or assistance by the Company, including, but not limited to, the transition of Employee’s duties. Such services will be provided at mutually convenient times. For the actual provision of such services, the Company will pay to Employee a consulting fee of $400.00 per hour, plus reasonable out-of-pocket expenses (for example, travel and lodging).

6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) “Cause” will have the meaning as defined in the Employment Agreement.

(b) “Change in Control” will mean: (i) a merger or other transaction in which US Parent, or substantially all of its assets is sold or merged and as a result of such transaction, the holders of the US Parent’s common stock prior to such transaction do not own or control a majority of the outstanding shares of the successor corporation, (ii) the election of nominees constituting a majority of the board of the US Parent which nominees were not approved by a majority of the board of the US Parent prior to such election, or (iii) the acquisition by a third party of twenty percent (20%) or more of the US Parent’s outstanding shares which acquisition was without the approval of a majority of the board of the US Parent in office prior to such acquisition.

(c) “US Parent Group” will mean the US Parent and its related companies (as the term is defined under section 49BA(9) of the Companies Ordinance (Cap. 32)).

(d) “Constructive Dismissal” will mean resignation by the Employee in circumstances in which the Labour Tribunal or court of Hong Kong SAR determines to be sufficient for the Employee to treat his or her employment as being terminated by the Employer.

(e) The phrases “determined by the Board,” “decided by the Board,” mean in each case a determination or decision made by the affirmative vote of at least a majority of the total then-authorized number of members of the Board calculated without counting Employee, if he is then a member of the Board.

(f) “Disability” means the inability of Employee, in the opinion of a licensed, qualified medical practitioner, to perform the essential functions of Employee’s position with the Company Group, with or without reasonable accommodation, because of the sickness or injury of Employee.

(g) “Involuntary Termination” will mean the occurrence of either of the following events after a Change in Control, but on or before the first anniversary of such Change in Control:

(i) termination by US Parent Group of Employee’s employment without Cause; or

(ii) Employee’s Constructive Dismissal;

provided, however, that “Involuntary Termination” will not include any termination of Employee’s employment that is (1) for Cause, (2) a result of Employee’s death or Disability, or (3) a result of Employee’s voluntary resignation.

(h) “New Employment” will mean any full-time employment, but not including any consultancy that is less than full-time, obtained by Employee after the termination of Employee’s employment with the Company or US Parent Group.

7. Successors.

(a) Company’s Successors. Any successor to the Company or to all or substantially all of the Company’s business and/or assets will be bound by this Agreement in the same manner and to the same extent as the Company. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets.

(b) Employee’s Successors. All rights of Employee hereunder will inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Employee will have no right to assign any of his obligations or duties under this Agreement to any other person or entity.

8. Notice. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices will be addressed to Employee at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Secretary.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee will not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking New Employment or in any other manner), nor will any such payment be reduced by any earnings that Employee may receive from any other source.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Choice of Law. This agreement is governed by the law applicable in Hong Kong SAR and the parties irrevocably and unconditionally submit to the non-exclusive jurisdiction of the court of Hong Kong SAR.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(e) Prior Agreements. This Agreement supersedes all prior understandings and agreements, whether written or oral, regarding the subject matter of this Agreement.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

SCICLONE PHARMACEUTICALS HONG KONG LIMITED

By:	/s/ F. Blobel
Friedhelm Blobel, Ph.D.
Director

EMPLOYEE

/s/ Mark Lotter
Mr. Mark Lotter

[Signature Page to Change of Control Agreement]

Schedule A

DEED OF RELEASE

WITHOUT PREJUDICE

SUBJECT TO CONTRACT

This Deed dated                      is entered into between Mark Lotter (the “Employee”) and SciClone Pharmaceuticals Hong Kong Limited (the “Company”).

In exchange for the ex-gratia pay and benefits described in the Change in Control Agreement between SciClone Pharmaceuticals Hong Kong Limited (the “Company”) and the Employee dated April 18, 2011 (“Change in Control Agreement”), the Employee hereby releases the Company, SciClone Pharmaceuticals, Inc. (“US Parent”) and US Parent’s related companies (as the term is defined under section 49BA(9) of the Companies Ordinance (Cap. 32))(“Related Company”), and their officers, directors, employees, attorneys, stockholders, successors, assigns and affiliates (the “Beneficiaries”), of and from any action, application, arbitration, cause of action, complaint, cost, debt due, demand, determination, inquiry, judgment and verdict: (a) at law, (b) in equity, (c) arising under any legislation, and whether made in Hong Kong or in any other country or jurisdiction, and whether made under Hong Kong law or any other law (“Claims”), at any time prior to and including the execution date of this Deed, including, but not limited to all present and future Claims arising from the Employee’s employment with the Company or the termination of that employment.

The Employee acknowledges that the payments and benefits referred to in the Change in Control Agreement are made in full and final satisfaction of any and all contractual and statutory or other entitlements that the Employee has, or may have, from the Beneficiaries in connection with the Employee’s employment with the Company or the termination of that employment.

If the Employee breaches his obligations under this Deed before the Company has paid the Employee the ex-gratia pay and benefits described in the Change in Control Agreement, then without prejudice to any claim which the Company may make against the Employee for loss or damage the Company suffers, the Company will have no obligation to pay the Employee the ex-gratia pay and benefits described in the Change in Control Agreement and the Company will only pay the Employee any amounts which it is required to pay to the Employee under the Employee’s employment agreement with the Company dated April 18, 2011 (“Employment Agreement”) including any subsequent amendments thereto and under any applicable statute as a result of the termination of the Employee’s employment. This clause does not affect nor derogate from any other paragraph of this Release (including, for the avoidance of doubt, the enforceability of this Deed).

If the Employee breaches his obligations under this Deed after the Company has paid the Employee the ex-gratia pay and benefits described in the Change in Control Agreement, then without prejudice to any claim which the Company may make against the Employee for loss or damage the Company suffers, the Employee must repay to the Company the gross amounts of the ex-gratia pay and benefits described in the Change in Control Agreement less any amounts which the Company was required to pay the Employee under the Employment Contract and any applicable statute as a result of the termination of the Employee’s employment. This clause does not affect nor derogate from any other paragraph of this Deed (including, for the avoidance of doubt, the enforceability of this Deed).

The Employee acknowledges that to the extent that the termination of the Employee’s employment was a result of a decision by the Company, the termination was for a valid reason in accordance with the Employment Ordinance (Cap. 57).

The Employee acknowledges that the Employee has obligations to the Beneficiaries which survive the termination of the Employee’s employment (including obligations with respect to confidential information and post-employment restrictions) and undertake again to the Company, in the same terms as are contained in the Employment Agreement, as at the date hereof.

The Employee acknowledges that a Beneficiary may plead this Deed as a bar to any proceedings commenced by the Employee in respect of which a release is given in this Deed.

If despite this Deed the Company, the US Parent or Related Company becomes obligated to pay the Employee any bonus or end of year payment (as defined in the Employment Ordinance Cap. 57) (“Bonus”), severance payment (as defined in the Employment Ordinance Cap. 57) (“Severance Payment”), long service payment (as defined in the Employment Ordinance Cap. 57 (“Long Service Payment”), payment in lieu of notice of termination (“Payment in lieu”), or any other payment owed under the Employment Agreement or otherwise (“Other Payment”), then the Company may claim from the Employee by way of set off, counterclaim or otherwise for the repayment of the ex-gratia payment and benefits referred to in the Change of Control Agreement which are above relevant contractual or statutory requirements, to the extent of its liabilities to pay the Bonus, Severance Payment, Long Service Payment, Payment in lieu or Other Payment.

Part or all of any provision of this Deed that is illegal or unenforceable may be severed from this Deed and the remaining provisions continue in force.

This Deed is governed by the law applicable in Hong Kong Special Administrative Region and the parties subject to the non-exclusive jurisdiction of Hong Kong courts and labour tribunal.

This Deed, although marked “Without Prejudice”, will upon signature by both parties be treated as an open document evidencing an agreement binding on the parties.

This Deed contains the entire agreement between the Company and the Employee regarding the subjects above, and it cannot be modified except by a document signed by the Employee and an authorized representative of the Company.

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SIGNING PAGE

IN WITNESS whereof this agreement has been executed and delivered as a Deed on the day and year first before written.

Executed as a deed by SciClone Pharmaceuticals Hong Kong Limited acting by Dr. Friedhelm Blobel, a Director and Gary Titus, a Director	Signature of director Director Signature of director/secretary Director

SIGNED SEALED AND DELIVERED BY Mark Lotter:

In the presence of:
Signature of witness	Signature of employee